FOREIGN CUSTODY MANAGER AGREEMENT
AGREEMENT made as of 23rd day of April, 2013 by and between the Rydex ETF Trust (the “Fund”) and The Bank of New York Mellon (“BNYM”).
W I T N E S S E T H:
WHEREAS, the Fund desires to appoint BNYM as a Foreign Custody Manager on the terms and conditions contained herein;
WHEREAS, BNYM desires to serve as a Foreign Custody Manager and perform the duties set forth herein on the terms and conditions contained herein;
NOW THEREFORE, in consideration of the mutual promises hereinafter contained in this Agreement, the Fund and BNYM hereby agree as follows:
ARTICLE 1.
DEFINITIONS
Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:
1.    “Board” shall mean the board of directors or board of trustees, as the case may be, of the Fund.
2.    “Eligible Foreign Custodian” and “Foreign Custody Manager” shall each have the respective meanings provided in the Rule.
3.    “Monitoring System” shall mean a system established by BNYM to fulfill the Responsibilities specified in clauses (d) and (e) of Section 1 of Article III of this Agreement.
4.    “Responsibilities” shall mean the responsibilities delegated to BNYM under the Rule as a Foreign Custody Manager with respect to each Specified Country and each Eligible Foreign Custodian selected by BNYM, as such responsibilities are more fully described in Article III of this Agreement.
5.    “Rule” shall mean Rule 17f-5 under the Investment Company Act of 1940 (“1940 Act”).
6.    “Series” shall mean the various portfolios, if any of the Funds listed on Annex I hereto, and if none are listed references to Series shall be references to the Fund.
7.    “Specified Country” shall mean each country listed on Schedule I attached hereto and each country, other than the United States, constituting the primary market for a security with respect to which the Fund has given settlement instructions to The Bank of New York Mellon as custodian (the “Custodian”) under its Custody Agreement with the Fund.
ARTICLE II.
BNYM AS A FOREIGN CUSTODY MANAGER
1.    The Fund pursuant to resolutions adopted by its Board hereby delegates to BNYM with respect to each Specified Country the Responsibilities.
2.    BNYM accepts the Board’s delegation of Responsibilities with respect to each Specified Country and agrees in performing the Responsibilities as a Foreign Custody Manager to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of the Fund’s assets would exercise.
3.    BNYM shall provide to the Board at such times as the Board deems reasonable and appropriate based on the circumstances of the Fund’s foreign custody arrangements written reports notifying the Board of the placement of assets of a Series with a particular Eligible Foreign Custodian within a Specified Country and of any material change in the arrangements (including the contract governing such arrangements) with respect to assets of a Series with any such Eligible Foreign Custodian.
ARTICLE III.
RESPONSIBILITIES
1.    Subject to the provisions of this Agreement, BNYM shall with respect to each Specified Country select an Eligible Foreign Custodian. In connection therewith, BNYM shall: (a) determine that assets of the Fund held by such Eligible Foreign Custodian will be subject to reasonable care, based on the standards applicable to custodians in the relevant market in which such Eligible Foreign Custodian operates, after considering all factors relevant to the safekeeping of such assets, including, without limitation, those contained in paragraph (c)(1) of the Rule; (b) determine that the Fund’s foreign custody arrangements with each Eligible Foreign Custodian are governed by a written contract with the Custodian which will provide reasonable care for the Fund’s assets based on the standards specified in paragraph (c)(1) of the Rule; (c) determine that each contract with an Eligible Foreign Custodian shall include the provisions specified in paragraph (c)(2)(i)(A) through (F) of the Rule or, alternatively, in lieu of any or all of such (c)(2)(i)(A) through (F) provisions, such other provisions as BNYM determines will provide, in their entirety, the same or a greater level of care and protection for the assets of the Fund as such specified provisions; (d) monitor pursuant to the Monitoring System the appropriateness of maintaining the assets of the Fund with a particular Eligible Foreign Custodian pursuant to paragraph (c)(1) of the Rule and the performance of the contract governing such arrangement; and (e) advise the Fund whenever BNYM determines under the Monitoring System that an arrangement (including, any material change in the contract governing such arrangement) described in preceding clause (d) no longer meets the requirements of the Rule, so as to enable the Fund to withdraw the assets of the relevant Series from the relevant Eligible Foreign Custodian as soon as reasonably practicable in accordance with paragraph (c)(3)(ii) of the Rule.
2.    For purposes of preceding Section 1 of this Article, BNYM’s determination of appropriateness shall not include, nor be deemed to include, any evaluation of Country Risks associated with investment in a particular country. For purposes hereof, “Country Risks” shall mean systemic risks of holding assets in a particular country including but not limited to (a) an Eligible Foreign Custodian’s use of any depositories that act as or operate a system or a transnational system for the central handling of securities or any equivalent book-entries; (b) such country’s financial infrastructure; (c) such country’s prevailing custody and settlement practices; (d) nationalization, expropriation or other governmental actions; (e) regulation of the banking or securities industry; (f) currency controls, restrictions, devaluations or fluctuations; and (g) market conditions which affect the orderly execution of securities transactions or affect the value of securities.
ARTICLE IV.
REPRESENTATIONS
1.    The Fund hereby represents that: (a) this Agreement has been duly authorized, executed and delivered by the Fund, constitutes a valid and legally binding obligation of the Fund enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on the Fund prohibits the Fund’s execution or performance of this Agreement; (b) this Agreement has been duly approved and ratified by the Board, and (c) the Board or the Fund’s investment advisor has considered the Country Risks associated with investment in each Specified Country and will have considered such risks prior to any settlement instructions being given to the Custodian with respect to any other country.
2.    BNYM hereby represents that: (a) BNYM is duly organized and existing under the laws of the State of New York, with full power to carry on its businesses as now conducted, and to enter into this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly authorized, executed and delivered by BNYM, constitutes a valid and legally binding obligation of BNYM enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on BNYM prohibits BNYM’s execution or performance of this Agreement; (c) BNYM has established the Monitoring System; (d) BNYM is a “U.S. Bank” as defined in the Rule; and (e) BNYM is conducting its business as Foreign Custody Manager in substantial compliance with all laws and requirements, both state and federal, applicable to BNYM and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as currently conducted and as contemplated by its execution or performance of this Agreement.
ARTICLE V.
CONCERNING BNYM
1.    BNYM shall not be liable for any losses, costs, expenses, damages, charges, liabilities or claims, including reasonable attorneys’ and accountants’ fees (collectively, “Losses”), sustained or incurred by, or asserted against, the Fund except to the extent the same arises out of Custodian’s (i) the failure of BNYM to exercise the care, prudence and diligence required by Section 2 of Article II hereof, or (ii) BNYM’s own negligence, bad faith, willful misfeasance, or reckless disregard of its duties hereunder.
2.    The Fund shall indemnify BNYM and hold it harmless from and against any and all Losses sustained or incurred by, or asserted against, BNYM by reason or as a result of any action or inaction, or arising out of BNYM’s performance hereunder, provided that the Fund shall not indemnify BNYM to the extent any such costs, expenses, damages, liabilities or claims arises out of and are determined by an arbiter of competent jurisdiction to have been caused by BNYM’s (i) failure to exercise the reasonable care, prudence and diligence required by Section 2 of Article II hereof, (ii) BNYM’s material breach of this Agreement, or (iii) violation of law, regulations or requirements of any governmental authority having jurisdiction over BNYM or the Fund and applicable to BNYM.
3.    The Fund and each Series shall not be responsible for, and BNYM shall indemnify hold the Fund and each Series harmless from and against any and all Losses arising out of or attributable to actions of BNYM, its employees, agents or subcontractors relating to this Agreement and determined by an arbiter of competent jurisdiction to have been caused by BNYM’s (or its employees’, agents’ or subcontractors’) (i) negligence, lack of good faith, willful misfeasance or reckless disregard of its/their duties hereunder; (ii) violation of law, regulations or requirements applicable to BNYM and relating to this Agreement of any governmental authority having jurisdiction over BNYM or (iii) the material breach of this Agreement (including a breach of the standard of care hereunder). This indemnity shall be a continuing obligation of BNYM, its successors and assigns, notwithstanding the termination of this Agreement.
4.    In addition, in the event a claim is asserted against the Fund arising out of or in connection with any action or inaction by BNYM in performing its duties in accordance with the standard of care set forth hereunder, and to the extent the Fund asserts and is successful in a related claim against BNYM in which it is determined by a court or an arbiter of competent jurisdiction that BNYM failed to discharge its duties in accordance with the standard of care set forth hereunder, then BNYM shall indemnify the Fund for any and all costs, expenses, direct damages, liabilities or claims (including attorneys’ and accountants’ fees) sustained or incurred as a result of such claim.
5.    In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which a party may be required to indemnify the other party, the indemnified party shall promptly notify the indemnifying party of such assertion, and shall keep the indemnifying party advised with respect to all material developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or in the name of the indemnified party. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify the indemnified party except with the indemnifying party’s prior written consent which shall not be unreasonably withheld.
6.    For its services hereunder, the Fund agrees to pay to BNYM such compensation and reasonable out-of-pocket expenses as shall be mutually agreed in writing.
7.    BNYM shall have only such duties as are expressly set forth herein. In no event shall BNYM be liable for any Country Risks associated with investments in a particular country.
8.    In no event shall either party be liable to the other party for any special, indirect, incidental, punitive or consequential damages of any kind whatsoever (including, without limitation, attorneys’ fees relating thereto) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder even if previously informed of the possibility of such damages and regardless of the form of action.

ARTICLE VI.
MISCELLANEOUS
1.    This Agreement constitutes the entire agreement between the Fund and BNYM as a Foreign Custody Manager, and no provision in the Custody Agreement between the Fund and the Custodian shall affect the duties and obligations of BNYM hereunder, nor shall any provision in this Agreement affect the duties or obligations of the Custodian under the Custody Agreement.
2.    In the event that the Fund establishes one or more series in addition to the Series listed on Annex I, with respect to which it desires to have BNYM render services under the terms hereof, it shall so notify BNYM in writing, and if BNYM agrees in writing to provide such services, such series shall become a Series hereunder.
3.    Any notice or other instrument in writing, authorized or required by this Agreement to be given to BNYM, shall be sufficiently given if addressed to BNYM and received by it at its offices at 101 Barclay 11E, New York, New York 10286, or at such other place as BNYM may from time to time designate in writing.
4.    Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Fund shall be sufficiently given if received by it at its offices at 805 King Farm Boulevard, Rockville, MD 20850 or at such other place as the Fund may from time to time designate in writing.
5.    Each and every right granted to either party hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of either party to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by either party of any right preclude any other or future exercise thereof or the exercise of any other right.
6.    In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any exclusive jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby, provided that the obligation of the Fund to pay is conditioned upon the provision of services described hereunder. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties, except that any amendment to the Annex I hereto need be signed only by the Fund. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided however, that this Agreement and any rights or obligations hereunder shall not be assignable by either party without the written consent of the other.
7.    This Agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof. The Fund and BNYM hereby consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. The Fund hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum. The Fund and BNYM each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.
8.    The parties hereto agree that in performing hereunder, BNYM is acting solely on behalf of the Fund and no contractual or service relationship shall be deemed to be established hereby between BNYM and any other person by reason of this Agreement.

9.    BNYM acknowledges and agrees that any obligations or liabilities of the Fund or any Series arising hereunder shall not be binding upon any of the shareholders, Board, officers, or employees of the Fund, and that, to the extent the Board are regarded as entering into this Agreement, they do so only as directors and not individually. Custodian further acknowledges and agrees that it shall look solely to the property of the applicable Series for the performance of any such obligation or liability.
10.    Further to Section 2 of Article VIII, in the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes; provided, however, that upon the occurrence of any such event, the parties shall use commercially reasonable best efforts to mitigate such damages and/or resume performance as soon as practicable under the circumstances.
1.    BNY acknowledges that obligations or liabilities of a Series refer to obligations or liabilities of that Series only and such obligations or liabilities shall be satisfied only from the assets of such Series and not from the assets of any other Series.
2.    The parties agree that they are independent contractors and not partners or co-venturers and nothing contained herein shall be interpreted or construed otherwise.
3.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.
4.    This Agreement shall terminate simultaneously with the termination of the Custody Agreement, and may otherwise be terminated by either party giving to the other party a notice in writing specifying the date of such termination, which shall be not less than thirty (30) days after the date of such notice.

IN WITNESS WHEREOF, the Fund and BNYM have caused this Agreement to be executed by their respective officers, thereunto duly authorized, as of the date first above written.

RYDEX ETF TRUST

By: /s/ Nikolaos Bonos
Name: Nikolaos Bonos
Title: Vice President and Treasurer

THE BANK OF NEW YORK MELLON

By: /s/ Timothy Driscoll
Title: Vice President

ANNEX I
SERIES OF THE RYDEX ETF TRUST

Series Name	Tax ID Number
Guggenheim Russell 1000 Equal Weight ETF	80-0647994
Guggenheim Russell 2000 Equal Weight ETF	90-0615976
Guggenheim Russell MidCap Equal Weight ETF	90-0615982
Guggenheim Russell Top 50 Mega Cap ETF	20-2494571
Guggenheim S&P 500 Equal Weight ETF	43-2004324
Guggenheim S&P 500 Pure Growth ETF	20-4156706
Guggenheim S&P 500 Pure Value ETF	20-4156561
Guggenheim S&P 500 Equal Weight Consumer Discretionary ETF	20-5602161
Guggenheim S&P 500 Equal Weight Consumer Staples ETF	20-5602356
Guggenheim S&P 500 Equal Weight Energy ETF	20-5602500
Guggenheim S&P 500 Equal Weight Financials ETF	20-5602570
Guggenheim S&P 500 Equal Weight Health Care ETF	20-5602624
Guggenheim S&P 500 Equal Weight Industrials ETF	20-5602672
Guggenheim S&P 500 Equal Weight Materials ETF	20-5602720
Guggenheim S&P 500 Equal Weight Technology ETF	20-5602749
Guggenheim S&P 500 Equal Weight Utilities ETF	20-5602792
Guggenheim S&P Midcap 400 Pure Growth ETF	20-4156802
Guggenheim S&P Midcap 400 Pure Value ETF	20-4156760
Guggenheim S&P Smallcap 600 Pure Growth ETF	20-4158523
Guggenheim S&P Smallcap 600 Pure Value ETF	20-4158456
Guggenheim MSCI Emerging Markets Equal Weight ETF	90-0615994

SCHEDULE I
Specified Countries

Brazil
Chile
Czech Republic
Euroclear
France
Hong Kong
Hungary
India
Indonesia
Italy
Malaysia
Mexico
Philippines
Poland
South Africa
South Korea
Taiwan
Thailand
Turkey
United Kingdom